Exhibit 99.1

QuidelOrtho Appoints Brian J. Blaser as President and Chief Executive Officer
Brings More Than Two Decades of Leadership Experience in the In-Vitro Diagnostics Industry

SAN DIEGO, CA May 2, 2024–QuidelOrtho Corporation (Nasdaq: QDEL) (the “Company” or “QuidelOrtho”), a global provider of innovative in-vitro diagnostic technologies designed for point of care settings, clinical labs and transfusion medicine, announced the Company’s Board of Directors (the “Board”) has appointed Brian J. Blaser as President and Chief Executive Officer (“CEO”) effective May 6. In addition to his appointment as President and CEO, Mr. Blaser will join the Board, effective May 15, 2024, when the Board will be expanded from ten to eleven members.

“We are excited to welcome Brian as our new president, CEO and director,” said Kenneth F. Buechler, Ph.D., Chairman of the Board. “Brian brings over 25 years of senior leadership experience in the in-vitro diagnostics industry, including seven years of full responsibility for Abbott’s global diagnostics business. His proven track record of executing transformational strategies to streamline operations and driving revenue growth to dramatically improve profitability makes him an ideal leader to guide QuidelOrtho through its next phase of growth.”

Mr. Blaser most recently served as Executive Vice President, Diagnostic Products of Abbott Laboratories, where he oversaw the global diagnostics organization, including core laboratory, point of care, rapid diagnostics, and molecular diagnostics businesses. Prior to that role, Mr. Blaser held various strategic, operational, and diagnostic roles at Abbott, as well as previous leadership positions at the Ortho Clinical Diagnostics division of Johnson & Johnson, Eastman Kodak, and General Motors.

“I am honored and excited to join QuidelOrtho as president and CEO during this pivotal point in the Company’s journey. The Company’s commitment to customer service and its dedication to improving healthcare outcomes align closely with my own values,” said Brian J. Blaser, President and CEO, QuidelOrtho. “I am eager to collaborate with the QuidelOrtho team to drive innovation and continued growth, while delivering value to customers, shareholders and employees.”

Mr. Blaser holds an MBA with a concentration in Finance from the Rochester Institute of Technology and a Bachelor of Sciences in Mechanical Engineering Technology from the University of Dayton. He is actively involved in various industry and community organizations, including serving as Advisory Council Chair of the University of Dayton School of Engineering and Chairman of the Board of Trustees for Cristo-Rey St. Martin College Prep.

“The Board would also like to take this opportunity to thank Michael Iskra, Robert Bujarski and Joseph Busky for their leadership during this transition period. Together, they advanced many critical initiatives while stabilizing a solid foundation for the Company’s continued growth,” Dr. Buechler said.

The Company will report its first quarter 2024 financial results on May 8, 2024.

Exhibit 99.1

About QuidelOrtho Corporation
QuidelOrtho Corporation (Nasdaq: QDEL) is a world leader in in-vitro diagnostics, developing and manufacturing intelligent solutions that transform data into understanding and action for more people in more places every day.

Offering industry-leading expertise in immunoassay and molecular testing, clinical chemistry, and transfusion medicine, bringing fast, accurate and reliable diagnostics when and where they are needed–from home to hospital, lab to clinic. So that patients, clinicians and health officials can spot trends sooner, respond quicker and chart the course ahead with accuracy and confidence.

Building upon its many years of groundbreaking innovation, QuidelOrtho continues to partner with customers across the healthcare continuum and around the globe to forge a new diagnostic frontier. One where insights and solutions know no bounds, expertise seamlessly connects, and a more informed path is illuminated for each of us.

QuidelOrtho is advancing diagnostics to power a healthier future.

For more information, please visit www.quidelortho.com.
Source: QuidelOrtho Corporation

Investor Contact: Juliet Cunningham Vice President, Investor Relations IR@QuidelOrtho.com	Media Contact: D. Nikki Wheeler Senior Director, Corporate Communications media@QuidelOrtho.com